UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to section 240.14a-12
Brooks Automation, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
TO BE HELD ON FEBRUARY 5, 2014
The 2014 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 5, 2014 at 10:00 a.m., local time, at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116 for the following purposes:

1.	To elect ten directors to serve for the ensuing year and until their successors are duly elected;

2.	To approve a non-binding advisory vote on executive compensation; and

3.	To ratify the selection of BDO USA, LLP as our independent registered accounting firm for the 2014 fiscal year.
The stockholders will also act on any other business as may properly come before the meeting.
The Board of Directors has fixed December 11, 2013 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting we urge you to complete a proxy telephonically, electronically or by mail, if you requested a proxy statement be mailed to you as described in the proxy statement.
This year we will again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. This so-called e-proxy process is becoming familiar to many investors and it can serve to expedite stockholders' receipt of proxy materials, lower costs and diminish the environmental impact of our Annual Meeting. All stockholders have been sent a notice with instructions as to how to access our proxy statement and annual report, as well as how to vote.
Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on February 5, 2014: On December 20, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders. The Notice, the attached proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, are available at our website at www.brooks.com. In addition, you may access these materials at http://materials.proxyvote.com/114340, which does not have “cookies” that identify visitors to the site.
Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.
By Order of the Board of Directors
JASON W. JOSEPH,
Vice President, General
Counsel and Secretary
Chelmsford, Massachusetts
December 20, 2013
YOUR VOTE IS IMPORTANT
    WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On February 5, 2014
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Brooks Automation, Inc., a Delaware corporation (“we”, “us”, “Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116 on February 5, 2014, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).
We expect that this proxy statement and the accompanying proxy materials will first be made available to stockholders on or about December 20, 2013. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being made available to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company's principal executive offices, and, as noted below, it can also be obtained via the Internet.
GENERAL INFORMATION
Record Date, Voting Rights and Outstanding Shares
Only stockholders of record at the close of business on December 11, 2013 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 66,656,278 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.
Electronic Distribution
This proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and the proxy card are available at: http://materials.proxyvote.com/114340.
Solicitation
The proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.
Voting Procedures
The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.
The affirmative vote of the holders of a plurality of the votes cast on the matter is required for the election of directors (Proposal One). The advisory vote on executive compensation (Proposal Two) and the ratification of BDO USA, LLP ("BDO") (Proposal Three), require the affirmative vote of the holders of a majority of the votes cast on the matter.
Shares held by stockholders who abstain from voting as to a particular matter, and “broker non-votes,” which are shares held in “street name” by banks, brokers or nominees, who do not have discretionary authority to vote such shares as to a particular non-routine matter, including the election of directors and the advisory vote on executive compensation, will not be counted as votes in favor of, or as votes cast for, a matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter. Proposal Two (the advisory vote on executive compensation) is a non-binding proposal. If the shares you own are held in street name by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.
Voting of Proxies
General.  If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, Inc., you are considered the stockholder of record, or record holder, of those shares. In that case these proxy materials have been sent directly to you and you have the right with these proxy materials to grant your proxy directly to Brooks or to vote in person or by telephone or via the Internet as described below.
If your shares of Common Stock are held in a brokerage account (street name) or by another person on your behalf, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card, and you are also invited to attend the Annual Meeting.
Proxies Without Voting Instructions.  Proxies that are properly submitted and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement, for the approval of the non-binding vote on executive compensation, and for the ratification of the selection of BDO. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.
Voting Shares Held Through Broker By Proxy.  If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker on a voting instruction card regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, in this case only the ratification of the selection of BDO, but not with respect to the election of the ten nominees for director, or the advisory vote on executive compensation.
Voting Of Shares Held Through Broker In Person.  If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.
Other Matters.  If you sign and return the enclosed proxy card or vote your shares over the telephone or via the Internet, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or by-laws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.
Voting Procedures.  There are several ways in which you or your representative can vote your shares, as follows:
By mail—Stockholders of record of Brooks stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

By telephone—Stockholders of record may submit proxies by telephone until 11:59 p.m. (Eastern Time) on February 4, 2014 by calling 1-800-690-6903. The proxy card includes instructions on submitting proxies by telephone. Most Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.
By Internet—Stockholders of record may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on February 4, 2014 by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet. Most Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote using the Internet by following the instructions on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.
Revocation of Proxies
Signing the enclosed proxy card or otherwise submitting one's proxy will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

—	filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

—	authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

—	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.
Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to our corporate secretary before the vote at the Annual Meeting.
Proxy Materials Available via the Internet
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 5, 2014.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of November 30, 2013 with respect to the beneficial ownership of Common Stock by each current director and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers-Summary Compensation Table”, who we refer to as the “named executive officers”, all current executive officers and directors as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

Name	Shares of Common Stock Beneficially Owned (1) (2)	Percentage of Class
Named Executive Officers and Current Directors:
Stephen S. Schwartz	312,207	*
Martin S. Headley	170,056	*
Mark D. Morelli	25,070	*
Thomas R. Leitzke	35,652	*
Clinton M. Haris	77,691	*
A. Clinton Allen (3)	56,440	*
Joseph R. Martin	45,264	*
Robyn C. Davis	4,538	*
John K. McGillicuddy (4)	57,785	*
Krishna G. Palepu	60,070	*
Kirk P. Pond (5)	57,785	*
Alfred Woollacott, III	63,885	*
Mark S. Wrighton	71,549	*
Ellen M. Zane	14,577	*
All directors and current executive officers as a group (15 persons) (3) (4) (5) (6)	950,501	1.43%
Five Percent Owners:
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022 (7)	8,212,977	12.32%
Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761 (8)	5,204,557	7.80%
Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151 (9)	4,703,072	7.05%
Dimensional Fund Advisors LP, Palisades West, Building One 6300 Bee Cave Road, Austin, Texas 78746 (10)	4,503,091	6.75%
The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355 (11)	3,932,698	5.89%
Polaris Capital Management, LLC, 125 Summer Street, Suite 1470, Boston, MA 02110 (12)	3,392,481	5.08%
DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250, Winter Park, FL 32789 (13)	3,354,312	5.03%

*	Less than one percent.

(1)
To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 30, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 8,700 shares held by a relative of Mr. Allen, over which he has no voting rights, as well as 6,645 shares issued in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(4)	Includes 37,785 shares issued to Mr. McGillicuddy in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(5)	Includes 8,640 shares issued to Mr. Pond in the form of restricted stock units that do not vest until separation from service as a Brooks Director.

(6)	Includes 9,990 options exercisable within 60 days of November 30, 2013.

(7)
Based upon the most recent amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on October 10, 2013, as of September 30, 2013, BlackRock, Inc. and the subsidiaries listed therein had sole voting power over 8,212,977 shares and sole dispositive power over 8,212,977 shares.

(8)
Based upon the most recent Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the SEC on February 11, 2013, as of December 31, 2012 Barrow, Hanley, Mewhinney & Strauss, LLC had sole voting power over 2,747,957 shares, shared voting power over 2,456,600 shares and sole dispositive power over 5,204,557 shares.

(9)
Based upon the most recent amendment to Schedule 13G filed by Royce & Associates, LLC with the SEC on January 4, 2013, as of December 31, 2012 Royce & Associates, LLC had sole voting power over 4,703,072 shares and sole dispositive power over 4,703,072 shares.

(10)
Based upon the most recent amendment to Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 11, 2013, as of December 31, 2012, Dimensional Fund Advisors LP had sole voting power over 4,447,476 shares and sole dispositive power over 4,503,091 shares.

(11)
Based upon the most recent amendment to Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2013, as of December 31, 2012 The Vanguard Group, Inc. and certain of its subsidiaries had sole voting power over 108,513 shares, sole dispositive power over 3,827,585 shares and shared dispositive power over 105,113 shares.

(12)
Based upon the most recent Schedule 13G filed by Polaris Capital Management, LLC with the SEC on February 14, 2013, as of December 31, 2012 Polaris Capital Management, LLC had sole voting power over 2,524,414 shares and sole dispositive power over 3,392,481shares.

(13)
Based upon a Schedule 13G filed by DePrince, Race & Zollo, Inc. with the SEC on February 12, 2013, as of December 31, 2012 DePrince, Race & Zollo, Inc. had sole voting power over 1,950,417 shares and sole dispositive power over 3,354,312 shares.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the 2014 Annual Meeting, ten directors are to be elected to serve until the 2015 annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election at the 2014 Annual Meeting are listed on pages 9 to 12 with brief biographies. They are all currently Brooks directors.
Director Qualifications
In its Governance Policy and in the charter of the Nominating and Governance Committee, the Board has set out both broadly and in specific terms the qualifications sought when considering non-employee director candidates. At the highest level, as set out in the Board's Governance Policy, these include a high degree of business experience, the consistent exercise of the highest ethical standards, and a continuing commitment to the best practices of corporate governance. The Board and the Nominating and Governance Committee also assess a candidate's independence as defined under SEC and Nasdaq rules. The emphasis throughout the process of identifying, nominating and evaluating candidates for the Board and members of the Board following their election is to produce a group of directors that function effectively as a leadership team. It is considered important not only to bring together directors with a variety of skills in diverse areas, but also to ensure that those directors function well together. Within this framework, the charter of the Nominating and Governance Committee includes specific criteria as essential in helping to ensure that the Board possesses the strength that is derived from having a variety of appropriate skills and experience. Those criteria are proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization; financial expertise; experience in technology, manufacturing or marketing; international background; diversity; expertise resulting from significant academic or research activities; and experience on one or more boards of significant public, private or non-profit organizations. It is the practice of the Nominating and Governance Committee and the Board in nominating and evaluating candidates for the Board to take into account the overall experience represented on the Board, all as part of the process of endeavoring to ensure that the Board functions at all times as an effective team. The Committee and the full Board review their effectiveness in balancing these considerations when assessing the composition of the Board.
While the Board has not adopted a formal policy concerning diversity, it does believe, as noted above, that it must take advantage of the strength derived from having a variety of skills, experience and unique individual backgrounds represented among its members. The Brooks Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. In some cases they have occupied chief executive officer and other leadership roles in internationally focused companies or institutions in the markets that Brooks serves or related markets. Other directors have experience as professors and leaders at internationally recognized academic institutions or as accounting professionals operating at the highest level of the independent accounting profession, each of whom brings unique perspectives to the Board.

Information on Nominees
The following table sets forth certain information as of December 15, 2013 with respect to the 10 nominees, in each case setting forth the particular experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such person should serve as a director of Brooks.

Name	Age	Position	Director Since
A. Clinton Allen	69	Director	2003
Robyn C. Davis	52	Director	2013
Joseph R. Martin	66	Chairman of the Board of Directors	2001
John K. McGillicuddy	70	Director	2003
Krishna G. Palepu	59	Director	2005
Kirk P. Pond	69	Director	2007
Stephen S. Schwartz	54	Director and Chief Executive Officer	2010
Alfred Woollacott, III	67	Director	2005
Mark S. Wrighton	64	Director	2005
Ellen M. Zane	62	Director	2012
Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is chairman and chief executive officer of A.C. Allen & Company, an investment banking consulting firm, and principal of the American College of Corporate Directors, an organization that provides educational and other services to public company directors, chief executive officers and corporate counsel. From 1989 to 2002, Mr. Allen served as vice chairman of the board of Psychemedics Corporation, a biotechnology company with a proprietary drug testing product, and as chairman of the board of Psychemedics from 2002 to 2003. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, Inc., a third-party authentication and grading service for high-value collectibles. He also serves as lead director of LKQ Corporation, a supplier of recycled OEM automotive parts. Mr. Allen holds an Executive Master Professional Director Certification from the American College of Corporate Directors.
The Board of Directors has concluded that Mr. Allen should continue to serve as a director of the Company because of his broad-based investment banking and financial market expertise, providing the Company and the Board with valuable insights in both merger and acquisition analysis and in the approach to capital markets generally, as well as his leadership experience serving as chairman and director for diverse publicly traded companies.
Ms. Robyn C. Davis has been a director since June 2013. Since 2000 Ms. Davis has been Managing Director of AngelHealthcare Investors, LLC an early-stage private equity investment group focused on medical devices, life sciences and specialty pharmaceutical companies. Prior to AngelHealthcare, Ms. Davis was a Director of the merchant banking services practices for Barents Group, LLC, and a strategy consultant at Bain & Company. Ms. Davis currently serves as a director of SC Repco, Inc., a privately-held company that represents the interests of the former shareholders of Smart Cells, Inc., which was acquired by Merck & Co. in 2010.
The Board of Directors has concluded that Ms. Davis should continue to serve as a director of the Company because of her extensive business experience, particularly with early stage life sciences companies, and her banking and finance expertise.
Mr. Joseph R. Martin has been a director since June 2001 and chairman of the Board since May 2006. Mr. Martin served as executive vice president and chief financial officer, and later senior executive vice president, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May 2004. He served as the vice chairman of Fairchild's board of directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, SynQor, Incorporated, a manufacturer of power converters, and Collectors Universe, Inc., a third-party authentication and grading service for high-value collectibles. Mr. Martin also serves as a trustee of Embry-Riddle Aeronautical University. Mr. Martin holds an Executive Master Professional Director Certification from the American College of Corporate Directors.
The Board of Directors has concluded that Mr. Martin should continue to serve as a director of the Company because of his extensive industry and finance experience over more than 30 years in the semiconductor industry as chief financial officer and vice chairman of the board of directors of a multinational public semiconductor company, combined with the leadership that he has provided as Brooks' chairman since 2006. The Board of Directors regards Mr. Martin's experience as invaluable to the operation of the Board and the financial success of the company.
Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member and chairman of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products, as well as a member of the board of directors of Cabot Corporation, a chemical manufacturer. Mr. McGillicuddy holds a Professional Director Certification from the American College of Corporate Directors.
The Board of Directors has concluded that Mr. McGillicuddy should continue to serve as a director of the Company because of the depth of his financial background, including his previous experience as partner of a large, international public accounting firm, as well as his leadership and international experience as chairman of a public company with international operations.
Professor Krishna G. Palepu has been a director since November 2005. Professor Palepu is the Ross Graham Walker Professor of Business Administration and senior advisor to the president of Harvard University on global strategy. Among his other responsibilities at Harvard Business School, Professor Palepu teaches in several different corporate governance educational programs. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean for International Development and Senior Associate Dean for Research. Professor Palepu was formerly a member of the board of directors of Professor Reddy's Laboratories Ltd., an Indian global pharmaceuticals company, from 2002 until 2009, PolyMedica Corp, a Massachusetts provider of diabetes testing supplies and products, from June 2006 until it was sold in August 2007, and Partners Harvard Medical International, a non-profit subsidiary of Partners HealthCare System devoted to promoting collaboration among international health care leaders, from 2008 to 2012. Professor Palepu stepped down as a director of Partners Harvard Medical International in 2012 and rejoined the board in October 2013. The organization is now called Partners Healthcare International. Professor Palepu has also been a director of the Exeter Group, a privately owned software services company located in Cambridge, Massachusetts. Professor Palepu was also formerly a member of the board of directors of BTM Corporation, a privately owned management solutions provider focused on converging business with technology and Satyam Computer Services Limited (“Satyam”), an Indian company whose shares are publicly traded in India and on the New York Stock Exchange. In December 2008, Professor Palepu resigned from the board of Satyam. Professor Palepu holds a Master Professional Director Certification from the American College of Corporate Directors.
In January 2009, the chairman of Satyam disclosed a series of fraudulent transactions that resulted in an overstatement of Satyam's assets and revenue. As a result of subsequent investigations by agencies of the Indian government, various proceedings are now pending in India involving allegations of fraud, substantial overstatements of revenues, profits and assets, as well as violations of sections of India's criminal and corporate statutes. An investigative agency of the Indian government has produced a report relating to these matters alleging a series of violations of the Companies Act, 1956, of India (the “Companies Act”) by the former directors of Satyam. This agency has filed complaints with respect to two of these allegations naming Professor Palepu and other Satyam directors. These complaints relate to Satyam's alleged failure to properly identify highly paid employees in reports required by the Companies Act and failure to obtain prior approval from the government of India for consulting fees paid to Professor Palepu. Professor Palepu has also been named as a respondent to a petition brought in January 2009 before the Company Law Board of the Indian government and another petition filed in a civil court in India by Mahindra Satyam, both arising out of these same facts. Professor Palepu has informed our Board of Directors that he believes these allegations lack merit and that he intends to assert his defenses vigorously.

Professor Palepu was also a named defendant in a putative class action lawsuit filed in the United States District of New York in which the plaintiffs alleged violations of United States securities laws including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. That class action lawsuit was dismissed as to all claims against Professor Palepu in January 2013.
The Board of Directors has concluded that Professor Palepu should continue to serve as a director of the Company because of the depth of the strategic, marketing, financial and technology insights that he provides arising out of his service as a professor at an internationally esteemed business school, his expertise in corporate governance, as well as the global and culturally diverse perspective afforded by his international background.
Mr. Kirk P. Pond became a director in November 2007. Mr. Pond was the president and chief executive officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the chairman of Fairchild's board of directors from 1997 until June 2006. Prior to Fairchild Semiconductor's separation from National Semiconductor, Mr. Pond held several executive positions with National Semiconductor, including executive vice president, chief operating officer and in the office of the president. Prior to that, Mr. Pond was executive vice president of Timex, Inc. and vice president of Texas Instruments, Inc. Mr. Pond served as a member of the board of directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of WEX Corporation. Mr. Pond also has been a director of Sensata Technologies Holding (NV) since March 2011 and has served on the advisory board of the University of Arkansas Engineering School since 1987.
The Board of Directors has concluded that Mr. Pond should continue to serve as a director of the Company in order to receive the continuing advantage both of his leadership experience as chief executive officer of a successful public company in the semiconductor industry and his generally broad background in technology, semiconductor manufacturing, global marketing and finance in both the public and private sectors.
Dr. Stephen S. Schwartz joined Brooks in April 2010 as president and continued to serve as such until August 2013. In August 2010, he was elected as a director and on October 1, 2010, he became chief executive officer and continues to serve in that role. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as chief executive officer and a director of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as senior vice president, Product Groups and Operations and was elected chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst's assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as general manager for Applied Material's service business and president of Consilium, Inc., an Applied Materials software subsidiary.
The Board of Directors has concluded that Dr. Schwartz should continue to serve as a director of the Company due to the depth of industry, marketing and management experience that he brings as former chief executive officer of a company in the automation manufacturing space, as well as the fact that he is the Company's chief executive officer, thereby bringing to the Board his insight and experience with the daily business of the Company and its customers, employees and other stakeholders.
Mr. Alfred Woollacott, III has been a director since October 2005 following the Company's acquisition of Helix Technology Corporation. Mr. Woollacott is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He is currently a board member of the William H. Hart Realty Company, Inc. and the Hart Haven Community Association. Mr. Woollacott also served, until 2010, as a director of Greencore U.S. Holdings, a wholly-owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange, which is an international manufacturer of convenience foods and ingredients. Mr. Woollacott holds a Master Professional Director Certification from the American College of Corporate Directors.
The Board of Directors has concluded that Mr. Woollacott should continue to serve as a director of the Company because of his financial background and expertise gained through his career as partner of a large, international public accounting firm, as well as his experience on the board of an international company.

Dr. Mark S. Wrighton has been a director since October 2005 following the Company's acquisition of Helix Technology Corporation. Dr. Wrighton has been chancellor of Washington University in St. Louis since July 1995. Dr. Wrighton also serves as a director of Cabot Corporation, a chemical manufacturer, and of Corning Incorporated, a manufacturer of specialty glass and ceramics. He previously served as a director of A.G. Edwards, Inc., a financial services company, until 2007.
The Board of Directors has concluded that Dr. Wrighton should continue to serve as a director of the Company because of his leadership and financial experience gained as the lead executive of an esteemed, large university, as well as his extensive experience as a member of the board for large, technically focused public companies in the manufacturing and financial sectors and his technology experience as a scientist.
Ms. Ellen M. Zane has been a director since May 2012. Since 2011, Ms. Zane has served as CEO Emeritus and vice chair of the board of trustees at Tufts Medical Center & Floating Hospital for Children, and from 2004 to 2011, she served as its president and chief executive officer. From May 1994 to January 2004, Ms. Zane served as Network President for Partners Healthcare System, a physician network sponsored by the Massachusetts General Hospital and Brigham and Women's Hospital. Prior to 2004, Ms. Zane served as chief executive officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane is also currently a member of the board of directors at Parexel International Corporation, a publicly traded global bio-pharmaceutical services company, Haemonetics Corporation, a publicly traded global blood management solutions company, Press Ganey, a private company nationally known as the preeminent provider of patient satisfaction measurement and data in acute hospital settings, Century Capital Management, LLC, a private mutual fund company and Fiduciary Trust Company, a privately owned wealth management company. Ms. Zane previously served as a director of Lincare Holdings Inc. until it was acquired in August 2012. Ms. Zane holds a Professional Director Certification from the American College of Corporate Directors.
The Board of Directors has concluded that Ms. Zane should continue to serve as a director of the Company because of her executive experience in the health care industry, including as the chief executive officer of a large medical center, in addition to her substantial experience as a director at other public companies.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE 10 NAMED NOMINEES

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee management and, in so doing, to serve the Company's and its stockholders' best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and Committee meetings. The Board has adopted the Governance Policy that is publicly available on our website at www.brooks.com. That policy calls for, among other things, the maintenance of Board leadership that is separate from the Company's executive leadership, whether that comes in the form of an independent chairman or an independent lead director. The independent chairman presides over the regularly held executive sessions of the Board, noted below, at which the chief executive officer is not present. Each director is required to stand for election annually.
The Board has assessed each of the 10 nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Pond, Woollacott and Wrighton, and Mses. Davis and Zane, being nine of the ten current directors, meet the general definition of an independent director. The Board has further determined that all members of the Audit Committee (among others) meet the stricter definition required for members of an Audit Committee, and determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert.

The Board of Directors held nine meetings during the fiscal year ended September 30, 2013. The Board of Directors took action on two occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2013. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he or she was a member held while he or she was a director during the last fiscal year. In connection with each of the Board's four regularly scheduled meetings, all non-employee members of the Board met in executive session without the chief executive officer being present.
The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related to our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

—	By telephone: (978) 262-4400

—	By electronic mail: Directors@Brooks.com

—	By first class mail, overnight mail or courier:
Brooks Board of Directors
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
As a matter of policy we encourage the directors to attend meetings of stockholders, in person or by telephone. All of the nominees for election as director were directors at the time of, and attended, the last stockholder meeting in January 2013, except for Robyn C. Davis who was appointed as a director in June 2013.
In accordance with our Governance Policy, members of the Board are required to periodically attend formal continuing education programs for directors, with a recommended frequency of at least once every three years. The Company supports and encourages Board members to take advantage of director education opportunities. There are many public company director educational venues available, and the Company believes that its Board members should keep current on the fast changing areas of corporate governance and related regulations. The Brooks Board members have participated in, and continue to attend, public company director education venues and many of our Board members hold professional director certifications earned by accumulating from 30 to 150 director education credit hours.
Chairman of the Board
The Board of Directors has elected Joseph R. Martin to serve as chairman of the board. Under our By-Laws and Governance Policy, the chairman assists the chief executive officer in setting the agenda for meetings of the Board of Directors, presides over executive sessions of the Board and performs such other duties as the Board may assign.

Committees of the Board
The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee. The following table sets out the Board Committees on which each member of the Board now serves, identifying as well the chair of each committee.

Name of Director	Audit	Executive	Finance	HR & Compensation	Nominating & Governance
Non-Employee Directors:
A. Clinton Allen			Chair
Robyn C. Davis	Member			Member
Joseph R. Martin (1)		Chair			Member
John K. McGillicuddy	Chair	Member			Member
Professor Krishna G. Palepu		Member	Member		Chair
Kirk P. Pond				Chair	Member
Alfred Woollacott, III	Member			Member
Dr. Mark S. Wrighton	Member		Member
Ms. Ellen Zane	Member			Member
Employee Director:
Stephen S. Schwartz
Number of Meetings in Fiscal 2013	6	3	5	6	5
(1) Chairman of the Board
Audit Committee.  Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our independent registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions, business risk assessment and internal control over financial reporting. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.
A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Woollacott and Wrighton, Ms. Davis, who joined the Audit Committee in August 2013 after her appointment to the Board, and Ms. Zane, each of whom will remain on the Committee during fiscal 2014, if reelected by the stockholders. The Board of Directors has reviewed the qualifications of each member of the Committee and has determined that each of them meets that stricter definition of independence and that each qualifies as an “audit committee financial expert” as defined by SEC rules.
The Audit Committee met on six occasions during fiscal year 2013 and took no action by written consent.
Executive Committee.  The purposes of the Executive Committee are: (i) to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances for which a timely response is required and full Board participation is not reasonably feasible; (ii) to assess, review with management, and provide recommendations to the Board of Directors concerning our strategic planning process and the implementation of our strategic plans; and (iii) to lead the process by which we and the Board of Directors conduct the ongoing assessment and management of the business risks we face. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee has also been given the responsibility to act for the Board in providing guidance to management concerning the Company's strategic planning and implementation, as well as taking the lead for the Board in ensuring that the Company implements and employs the processes necessary to understand, address and manage the Company's business and enterprise risks. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Palepu, each of whom will remain on the Committee during fiscal 2014, if reelected by the stockholders. The Executive Committee met on three occasions during fiscal year 2013 and took no action by written consent.
Finance Committee.  The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company's capital structure, including financial strategies, policies, practices and transactions. Among other things, the Finance Committee recommends how to employ the Company's cash resources in the best interests of stockholders and assist the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if the Board so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. The Committee is comprised of Messrs. Allen (Chair), Wrighton and Palepu, each of whom will remain on the Committee during fiscal 2014, if reelected by the stockholders, and each of whom meets the definition of independent director. The Finance Committee met five times during fiscal year 2013 and took no action by written consent.
Human Resources and Compensation Committee.  The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.
Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The charter of the Committee is publicly available on our website at www.brooks.com. The Human Resources and Compensation Committee is currently comprised of Messrs. Pond (Chair), Woollacott, Ms. Davis, who joined the Committee in August 2013 after her appointment to the Board, and Ms. Zane each of whom will remain on the Committee during fiscal 2014, if reelected by the stockholders, and each of whom meet the definition of an independent director and the other requirements for membership.
The Human Resources and Compensation Committee met on six occasions during fiscal year 2013 and took no action by written consent.
Human Resources and Compensation Committee Interlocks and Insider Participation.  None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.
Nominating and Governance Committee.  The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board with respect to Board candidates to be elected by the stockholders or appointed by the Board; (iv) evaluate and make recommendations to the Board on a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines;

(vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the Committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any Committees of the Board.
Under its charter, as supplemented by the rules of the NASDAQ Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of the NASDAQ Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The members of the Committee are Messrs. Palepu (Chair), Martin, McGillicuddy and Pond, each of whom will remain on the Committee during fiscal 2014, if reelected by the stockholders, and each of whom meets the definition of an independent director.
The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third-party search firms or other appropriate sources. In evaluating candidates the Committee seeks the strength that is derived from a variety of experiences among board members, embracing the criteria and qualifications set forth in the Committee's charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), potential conflicts of interest, proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization, diversity, expertise resulting from significant academic or research activities, and experience on one or more boards of significant public, private, or non-profit organizations, the extent to which a candidate would fill a present need, and concern for the long-term interests of stockholders. In any particular situation, the Committee may focus on persons possessing a particular background, experience or qualifications, which the Committee believes would be important to enhance the effectiveness of the Board. It is the practice of the Nominating and Governance Committee in nominating and evaluating candidates for the Board to take into account their ability to contribute to the experience represented on the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2015 annual meeting of stockholders, they must follow the procedures described in “Other Matters-Stockholder Proposals and Recommendations For Director.”
The Committee also initiates and administers the Board's annual self-evaluation and performance review process. This annual process is initiated by the chairman of the Committee sending to each Board member a written questionnaire dealing with a variety of elements of the governance process, including the Board's structure, its effectiveness in carrying out key responsibilities, the quality and efficiency of the meeting processes of the Board and its Committees, the responsibilities and effectiveness of the Board's Committees, and, more generally, Board members' overall analysis and comments concerning the effectiveness of the Board, its processes and the quality of its deliberations. After these questionnaires are completed and returned, the chairman of the Nominating and Governance Committee conducts individual discussions with each Board member in order to understand fully the perceptions and analysis of each director. The chairman then presents the information that has been collected through these processes both to the Nominating and Governance Committee and then, following that discussion, presents observations and recommendations to the full Board for discussion and such action as the Board determines to be appropriate. The Board views these activities as part of its overall process of on-going self-evaluation and continuous improvement.
The Nominating and Governance Committee met five times during fiscal year 2013 and took no action by written consent.
Board Risk Oversight
Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The Board has delegated to the Executive Committee responsibility to ensure that the Board and management implement and regularly employ the processes necessary to understand, address and manage the Company's business risks. The Executive Committee is authorized to delegate this responsibility to other Committees of the Board with respect to specific areas of business risk where the Executive Committee deems this to be appropriate. Each year, working initially through the Audit Committee, management and the Board jointly develop a list of important risks that the Company prioritizes. These are reviewed during the year by management and by the Board and the committees to which the Executive Committee has delegated specific areas of responsibility.
The Board's risk oversight processes build upon management's regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, environmental compliance and health and safety processes. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.
Following this senior management level assessment, the Executive Committee is then tasked to drive the risk assessment process at the Board level and to ensure that mitigation and corrective actions are taken where appropriate.
Board Leadership Structure
The Company's Governance Policy, as set out on the Company's corporate web site under “Investors” and “Corporate Governance”, provides that there will always be independent leadership of the Board. In accordance with the Policy, the Board may select the chief executive officer to also serve as Board chairman, but its current practice is to have an independent director serve as chairman. The Policy also makes clear that in the event that the same person serves as chief executive officer and chairman, the Board shall select a lead independent director who shall be responsible for chairing meetings of the independent directors in addition to any other responsibilities designated by the Board. Under this separation of responsibilities, an independent director will always be in a position of Board leadership.
The chairman is responsible for collaborating with the chief executive officer in setting Board agendas. The Company's Governance Policy also provides that “The independent directors of the board shall meet in executive session (separate from any inside directors) on a regular basis, at least as frequently as may be required by applicable Nasdaq or SEC rule or regulation.” It has been the consistent practice of the chairman to conduct such meetings of independent directors at each in-person meeting of the Board of Directors.
In addition, under the Governance Policy, the chairman (with the assistance of the Company Secretary) shall “(1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.”
Brooks' separation of the roles of chief executive officer and chairman of the Board of Directors continues to offer benefits including the following:

—	the independent oversight of the Company is enhanced;

—	the objectivity of the Board's evaluation of the chief executive officer is increased;

—	having a non-executive chairman provides an independent spokesman for the company;

—	the chief executive officer has the benefit of a fully independent and experienced board; and

—	the Board can provide a fully independent and objective assessment of risk.

COMPENSATION OF DIRECTORS
Director Compensation Table
Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
	(b)	(c)		(g)		(h)
Joseph R. Martin	$132,500	$120,000				$252,500
A. Clinton Allen	$95,000	$80,006				$175,006
Krishna G. Palepu	$105,000	$80,006				$185,006
Alfred Woollacott, III	$90,000	$80,006				$170,006
Mark S. Wrighton	$90,000	$80,006				$170,006
Ellen M. Zane	$87,500	$80,006				$167,506
John K. McGillicuddy	$115,000	$80,006	(2)			$195,006
C. S. Park	$45,000			$60,150	(3)	$105,150
Kirk P. Pond	$100,000	$80,006	(4)			$180,006
Robyn C. Davis	$20,000	$46,469	(5)			$66,469
Dr. Schwartz is not included here, having only received compensation as an employee during fiscal 2013. He is listed in the Summary Compensation Table under Executive Compensation.

(1)
The value of a stock award is based on the fair value as of the grant date calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Certification (ASC) Topic 718 (previously FAS 123R).

(2)	Mr. McGillicuddy has chosen to defer his 2013 stock award.

(3)
Dr. Park did not stand for re-election at the 2013 Annual Meeting of Stockholders, and as a result his previously deferred stock awards were released. We released 7,500 shares of common stock which amount was based on the number of deferred stock awards times the closing price of our common stock ($8.02) on the date of release (December 20, 2012).

(4)	Mr. Pond has chosen to defer his 2013 stock award.

(5)	Ms. Davis joined the Board in June 2013 and received a pro rated award.
Compensation Policy
The following cash compensation is paid to our non-employee directors:

•	$80,000 annual Board retainer to each non-employee director;

•	$5,000 annual Committee retainer to each non-employee director for each Committee that such director serves on;

•	an additional $40,000 annual retainer to the non-executive chairman of the board;

•
an additional $10,000 annual retainer to each of the chairman of the Human Resources and Compensation Committee, the Chairman of the Nominating and Governance Committee, and the Chairman of the Finance Committee;

•	an additional $20,000 annual retainer to the chairman of the Audit Committee; and

•	an annual award of unrestricted shares of Brooks Common Stock having a market value of $80,000 ($120,000 for the non-executive chairman of the board) based on the closing price on the date of grant.

In addition, on the date of appointment each newly elected non-employee director will receive an award of unrestricted shares of Brooks Common Stock having a market value of $80,000 based on the closing price on the date of grant, prorated for the number of days out of 365 that have elapsed since the most recent annual equity award to non-employee directors.
The Board of Directors has previously approved equity ownership guidelines for non-employee directors, which require each non-employee director to own over time shares of our Common Stock having a market value of at least $300,000. The target ownership amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. As of September 30, 2013, each of the non-employee directors have exceeded the target ownership amount, except for Ms. Zane, who joined the Board in May 2012, and Ms. Davis, who joined the Board in June 2013. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the Committee's analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.
The Nominating and Governance Committee and the full Board will continue to monitor and assess Board compensation in general in light of business and market conditions and such other factors as they deem appropriate.
Deferred Compensation Plan.  Non-employee directors may elect to defer receipt of their stock in exchange for a credit, in restricted stock units, to a deferred RSU account. In general, directors must make these deferral elections by the end of the calendar year preceding the date of the grant of the shares. Directors who make a deferral election will have no rights as stockholders of the Company with respect to amounts credited to their deferred RSU account. If cash dividends are paid on the common stock of the Company, the Company will pay each director an amount equal to the cash dividends that would be paid on the number of shares equal to the number of RSUs credited to the director’s deferred RSU account. Payment of RSUs credited to the deferred RSU account will be made in a lump sum in an equal number of shares of unrestricted common stock at the time specified in the director’s deferral election, but no later than as soon as administratively feasible following the director’s termination of Board service. The table below sets forth the total number of deferred stock awards held by each non-employee director as of September 30, 2013.

Name	Number of Deferred Restricted Stock Units
A. Clinton Allen	6,645
John K. McGillicuddy	37,785
Kirk P. Pond	8,640
Indemnification Agreements.  We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.
The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

EXECUTIVE OFFICERS
Biographical Information
The names of our executive officers and certain biographical information furnished by them as of December 15, 2013 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Stephen S. Schwartz	54	Chief Executive Officer
Mark D. Morelli	49	President and Chief Operating Officer
Lindon G. Robertson	52	Executive Vice President and Chief Financial Officer
William T. Montone	61	Senior Vice President, Human Resources
Jason W. Joseph	43	Vice President, General Counsel and Secretary
David F. Pietrantoni	41	Vice President, Finance and Corporate Controller and Principal Accounting Officer
Dr. Stephen S. Schwartz joined Brooks in April 2010 as President and continued to serve as such until August 2013. As of October 1, 2010, Dr. Schwartz also became Brooks' Chief Executive Officer, and continues to serve as such. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as Chief Executive Officer of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and was elected Chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst's assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as General Manager for Applied Material's service business and President of Consilium, Inc., an Applied Materials software subsidiary.
Mr. Mark D. Morelli was appointed President and Chief Operating Officer in August 2013, before which he served as Executive Vice President and Chief Operating Officer since joining Brooks in January 2012. From September 2007 to May 2011, Mr. Morelli was President and Chief Executive Officer of Energy Conversion Devices, a leader in thin-film flexible photovoltaic laminates and, prior to that, Mr. Morelli was a senior executive at United Technologies Corporation, most recently as the President of UTC's Carrier Commercial Refrigeration Division. In February 2012, Energy Conversion Devices filed for bankruptcy in the U.S. Bankruptcy Court, Eastern District of Michigan.
Mr. Lindon G. Robertson joined Brooks on October 1, 2013 as Executive Vice President and Chief Financial Officer. Prior to joining Brooks, from July 2011 to September 2013, Mr. Robertson served as the Vice President and Chief Financial Officer of Graftech International Ltd., a publicly traded manufacturer of carbon and graphite products for industrial applications. Prior to that, he spent 27 years at IBM Corporation in various senior financial management positions, including Chief Financial Officer of IBM's global hardware business and Chief Financial Officer of IBM's Japan and China operations.
Mr. William T. Montone was appointed Senior Vice President, Human Resources in October 2005 when Brooks acquired Helix Technology Corporation, where he served as Vice President of Human Resources since 1998. Prior to joining Brooks, Mr. Montone held senior human resources roles at A.T. Cross, an international manufacturer of fine writing instruments, and Rogers Corporation, a materials technology company, for 13 and eight years, respectively.
Mr. Jason W. Joseph joined Brooks in March 2011 as Vice President, General Counsel and Secretary. Prior to joining Brooks, Mr. Joseph served as Vice President, General Counsel and Secretary of Unica Corporation, a publicly traded marketing automation software company, from June 2007 through November 2010, and as General Counsel and Secretary of MapInfo Corporation, a publicly traded location intelligence software company, from December 2003 through April 2007. Mr. Joseph also previously practiced law at Wilmer, Cutler, Pickering, Hale and Dorr LLP (formerly Hale and Dorr LLP) from 2000 through 2003.

Mr. David F. Pietrantoni was appointed Principal Accounting Officer and Corporate Controller in June 2013. Since joining Brooks in 2006, he has held various financial leadership positions, including Vice President, Finance and Division Chief Financial Officer. Prior to joining Brooks, Mr. Pietrantoni spent six years in various financial leadership roles at SPX Corporation and Standex International Corporation.
Compensation Discussion and Analysis
The following report provides information about our compensation programs and policies as well as the specific outcomes and achievements that resulted in the delivery of compensation to our leadership team, including the named executives listed below whose specific compensation information, earned or paid in fiscal year 2013, will be outlined in a series of tables:

Stephen S. Schwartz	Chief Executive Officer
Martin S. Headley	Executive Vice President and Chief Financial Officer (former)
Mark D. Morelli	President and Chief Operating Officer
Clinton M. Haris	Senior Vice President, Brooks Life Science Systems
Thomas R. Leitzke	Senior Vice President, Global Operations (former)
Although Messrs. Headley and Leitzke are no longer employed by us they were executive officers of the Company for the full fiscal year and they each retired from the Company on the last day of our 2013 fiscal year. In addition, Mr. Haris ceased to be an executive officer of the Company as of December 19, 2013 and his employment will terminate on January 1, 2014. The Company and Hr. Haris have agreed in principle on a separation arrangement, pursuant to which Mr. Haris will be entitled to salary continuation for a period of nine months, plus up to an additional three months if he is not employed at the end of the initial nine-month period.
Summary
The much anticipated ramp in the semiconductor industry never materialized in fiscal year 2013 and this, combined with budget conservative life science equipment spending, resulted in a challenging financial year for Brooks, with revenue declining 13% from the prior fiscal year and adjusted earnings per share finishing at $0.20. However, there were many positive operational and financial achievements in 2013, including:

•	Share price growth of over 19% from the beginning of the fiscal year

•	Substantial improvements in gross margins during the second half of the fiscal year

•	Operating cash flow generation of $54 million, up 51% in fiscal year 2013

•
Successful integration of Crossing Automation, Inc., a Fremont, CA-based provider of automation solutions for the global semiconductor front-end market, which we acquired in October 2012 and which became accretive in the second fiscal quarter and for the full fiscal year and achieved targeted annualized synergies

•	Significant design specification wins within targeted growth segments which drove revenue from adjacent markets above internal expectations

•	Warranty and inventory cost reductions exceeding targets along with progress on materials cost reductions

•	Restructuring of the Brooks Life Science Systems business unit to reposition for market share growth, profitability and revenue growth (organic and through acquisition)
However, the softness in our major operating segments resulted in the Company failing to achieve the targets set forth in our annual operating plan, which impacted executive compensation as follows:

•
Base salaries were voluntarily reduced by 10% for 17 executives, including the named executive officers, for the period from October 1, 2012 through April 1, 2013 (May 1, 2013 for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer). By the second half of the fiscal year, business prospects and profitability had improved and the Board restored salaries to their original annualized rates.

•	The annual Performance Based Variable Compensation (PBVC) Plan, also known as our cash bonus plan, resulted in substantially below target awards for the second consecutive year.

•
Additionally, the financial results from fiscal year 2013 substantially reduced the performance-based equity awards earned under the long-term incentive plan, or LTIP, for fiscal years 2011 - 2013 as well as the projected performance-based equity awards under the special incentive in the 2012 - 2014 Growth Plan.

We believe these compensation results demonstrate a clear alignment between executive pay and financial performance.
Recognizing the inherent difficulty within our industries of attempting to set meaningful financial targets over a three-year period, and after several discussions with the HRC Committee taking into account what is best for our business, the Company moved for fiscal 2013 from a three-year performance-based equity grant to an equity incentive program that set one-year financial performance goals with an added multi-year time-based vesting requirement to add a long-term continuous service requirement.
Compensation Framework
We employ a compensation strategy that seeks to deliver competitive, performance-focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long-term success. The compensation design and mix reflects our operating environments, the cyclical nature of our industry, and our commitment to rewarding behaviors and results that contribute to our long-term success.
Our executive compensation program provides competitive compensation in line with the practices of leading semiconductor capital equipment, life sciences and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:

•	an appropriate balance between fixed and variable pay;

•	performance-based awards tied to company, business unit and individual results that may be greater when warranted by higher than target performance results; and

•	recognition that in our highly cyclical industries, the ability to perform throughout the cycles is critical to our long-term success.
We have not defined specific percentages of fixed, variable, and long-term compensation for our executives. Given the cyclical nature of the diversified industries in which we participate, we designed our executive pay program to provide base compensation competitive with our peer group along with the opportunity to earn variable pay when financial performance justifies. Although we do not determine specific allocations to the various elements of total compensation, independent consultant reviews have indicated Brooks’ actual practice is weighted similarly to the broader external market.
The charts below show the allocation of fiscal year 2013 target compensation among base salary, PBVC annual incentive and long-term equity incentive grants for our chief executive officer and the other named executive officers, as compared to market compensation as compiled by the HRC Committee's independent compensation consultant Pearl Meyer & Partners (“PM&P”), using our peer group and other external market data. For purposes of the charts below, the target compensation was calculated using base salary, target bonus and the grant date fair value of equity grants awarded during fiscal year 2013. While the charts below show compensation mix by percentage only, the dollar amounts used to calculate the percentages are shown in the Summary Compensation Table and other tables that follow. The data indicates our strong correlation to the competitive market mix.

Chief Executive Officer - Target
Brooks
Base Salary 24%
Target Bonus 24%
Fair Value of Equity Grants 52%
Other Executives – Target Average
Brooks
Base Salary 35%
Target Bonus 24%
Fair Value of Equity Grants 41%
Competitive Market Reference
Base Salary 22%
Target Bonus 22%
Fair Value of Equity Grants 56%
Competitive Market Reference
Base Salary 34%
Target Bonus 20%
Fair Value of Equity Grants 46%

Realized Pay
The table below is a supplement to the Summary Compensation Table. This table shows the actual compensation delivered during the 2013 and 2012 fiscal years to the chief executive officer, chief financial officer and chief operating officer.

Name	Year	Salary	Stock Awards Realized(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Realized	Summary Compensation Table Totals
Stephen S. Schwartz	2013	$536,298	$1,614,552	$125,000	$86,090	$2,361,940	$1,974,388
	2012	$575,000	$1,244,110	$103,500	$38,332	$1,960,942	$4,458,332
Martin S. Headley	2013	$396,394	$503,707	$0	$31,864	$931,965	$1,000,858
	2012	$425,000	$762,073	$68,000	$27,665	$1,282,738	$2,284,515
Mark D. Morelli	2013	$396,394	$288,753	$106,250	$68,728	$860,125	$1,389,372
	2012	$310,577	—	$85,000	$58,895	$454,472	$2,670,472

(1)
Amounts shown reflect the value of any shares of Common Stock earned by the executive during the applicable fiscal year upon time-based or performance-based vesting of restricted stock or restricted stock units, calculated using the closing price of our Common Stock on the date of vesting. See the Summary Compensation Table for details on amounts shown in other columns.

Process for Executive Compensation Determination
The Human Resources and Compensation (HRC) Committee is responsible for developing and administering the compensation program for executives. All HRC Committee pay recommendations are submitted to the non-employee directors of the Board for final vote and approval. The HRC Committee is composed of at least three members, all of whom are independent directors. For fiscal 2013, the HRC Committee was composed of Mr. Kirk Pond (chair), Ms. Ellen M. Zane, Mr. Alfred Woollacott III, and Ms. Robyn C. Davis, who was appointed as a member of the Committee when she joined the Board in June 2013.

The chief executive officer, with the assistance of our Human Resources department, makes annual recommendations to the HRC Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the chief executive officer whose compensation is determined by the HRC Committee. The HRC Committee also holds executive sessions that are generally not attended by members of management. The HRC Committee makes recommendations to the non-employee directors on specific elements of the chief executive officer's compensation, as well as other significant aspects of the Company's executive pay programs, for their final approval.
The recommendations typically include the following:

•
salary adjustment recommendations are made after a compilation and review of executive compensation survey and peer company data and, more significantly, an evaluation of individual performance over the prior performance period;

•
annual performance-based variable compensation payments are primarily determined by our actual financial performance against specified metrics as well as the achievement of strategic individual objectives; and

•
equity grants, which for 2013 were made in the form of time-based and performance-based restricted stock units (RSUs), are reviewed by the Board and are intended to provide long-term compensation that seeks to retain our executives and reward them for bringing value to stockholders.

The HRC Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The HRC Committee continued its engagement with PM&P, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. PM&P performs services solely on behalf of the HRC Committee and has no relationship with the Company or management except as it may relate to performing such services. As described below, PM&P assists the HRC Committee in evaluating the competitiveness of executive compensation levels and practices each year. The HRC Committee has assessed the independence of PM&P pursuant to SEC rules and the corporate governance rules of the NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent PM&P from independently representing the HRC Committee. Services provided by PM&P in fiscal 2013 included:

•	a review of the appropriateness of our peer group of firms for executive compensation comparison purposes;

•
a competitive assessment of Brooks as compared to the market based on the compensation components of base salary, target and actual annual incentives, long-term incentives, and total direct compensation;

•	a review analyzing Brooks’ short and long-term pay for performance alignment related to its peer group; and

•	periodic attendance at scheduled HRC Committee meetings to assist with ongoing support.
Human Resources personnel complement the information provided by PM&P and use compensation survey data purchased from Radford Executive Survey to gauge the market competitiveness of our senior executive pay.
Before each meeting, the HRC Committee is provided appropriate materials and information necessary to make informed decisions on the Company's executive compensation practices. This material may be supplemented by reports prepared by PM&P. The HRC Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.
Risk Assessment Process
The HRC Committee has assessed the risk profile of its compensation program to monitor whether any element of pay or policy encouraged the assumption of inappropriate or unacceptable risk to the Company. The HRC Committee is provided with a series of analytical factors which focus upon several key areas of our program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal setting process; and our checks and balances on the payment of compensation. This provides a process to ensure that an appropriate balance between prudent business risk and resulting compensation is being maintained.

The HRC Committee believes our policies and procedures achieve this balance. As a result of our review process, we have shortened our goal achievement period for the equity performance plans to better ensure an appropriate link between setting relevant goals and long-term financial success. Clawback provisions contained in employment agreements and/or offer letters are compliant with the Sarbanes-Oxley legislation of 2002 for annual and long-term incentive compensation and have been in place for the chief executive and chief financial officer in the event of an accounting restatement due to material noncompliance by the Company as a result of misconduct or gross negligence relating to any financial reporting requirements. In November 2013, the Board approved an incentive compensation recoupment policy that applies to all executive officers, which is applicable to incentive-based compensation (such as a cash-based management incentive bonus or performance-based restricted stock units) that is awarded to executive officers after the adoption of the policy. Pursuant to the policy, in the event we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we will use reasonable efforts to recover any amount in excess of what would have been paid to such executive officers (or such former executive officers) under the accounting restatement for any such incentive-based compensation during the three-year period preceding the restatement. In addition, stock ownership guidelines further align the executive's interests with that of our shareholders over the long term have been established and are monitored by the HRC Committee as further discussed below.
The HRC Committee believes the policies and rewards structure in place appropriately balance the creation of long-term value with shorter-term positive results.
Elements of Our Executive Compensation Program
The primary elements of compensation for executives are base salary, an annual performance-based variable compensation arrangement and equity grants (generally in the form of time-based and performance-based RSUs). The welfare benefits program offered to Brooks' executives is the same as that offered to all other domestic regular employees. One of our named executive officers, Dr. Schwartz, has an employment agreement that outlines the terms and provisions of his employment status. Additionally, Mr. Headley had an employment agreement with us until the time of his departure. Each agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post-termination compensation in certain circumstances. Mr. Morelli has post-termination provisions in his offer letter.
Peer Group
In consultation with PM&P, the HRC Committee annually reviews Brooks' peer group to ensure it is appropriate to utilize for external compensation comparisons. Criteria used to select these companies include industry comparability, revenue size and market capitalization, and product/service comparability.
In fiscal year 2013, Brooks used 13 firms in its peer group, including two life sciences companies, ATMI Inc. and Bruker Corporation. Although Teradyne, Inc. and Ultra Clean Holdings, Inc. each have a market cap falling outside our criteria, their participation in the peer group was continued due to their strong product and services similarity and to foster continuity.
Over the course of fiscal year 2013, Cymer, Inc. was acquired by ASML Holding N.V. and has been excluded from the compensation peer group for fiscal year 2014. Newly added to the group for fiscal year 2014 were GT Advanced Technologies and Newport Corporation, both of which meet the criteria outlined for inclusion.
For fiscal year 2013 and 2014, PM&P continued to place emphasis on identifying “life sciences” companies that offer comparable products to that of the Brooks Life Science Systems division. Companies researched were those who offer automated sample management systems, including but not limited to automated sample storage, automated blood fractionation equipment, sample preparation and handling equipment, consumables, parts, and support services. While a number of companies were identified that would be considered comparables, all were ultimately excluded for consideration based on size, non-public or foreign-based status, or being a subsidiary.

The following lists the companies in our peer group.

Fiscal 2013 Peer Group:	Fiscal 2014 Peer Group:
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
ATMI Inc.	ATMI Inc.
Bruker Corporation	Bruker Corporation
Cymer, Inc.	Entegris, Inc.
Entegris, Inc.	FEI Company
FEI Company	FormFactor, Inc.
FormFactor, Inc.	GT Advanced Technologies
LTX-Credence Corporation	LTX-Credence Corporation
MKS Instruments, Inc.	MKS Instruments, Inc.
Photronics, Inc.	Newport Corporation
Teradyne, Inc.	Photronics, Inc.
Ultra Clean Holdings, Inc.	Teradyne, Inc.
Veeco Instruments, Inc.	Ultra Clean Holdings, Inc.
Veeco Instruments, Inc.
Base Salary
We set base salary for our senior executives initially in offer letters and/or employment agreements and review the salaries annually with any changes generally taking effect as of January 1. Any recommendations for salary changes (other than the chief executive officer) are made by the chief executive officer and presented to the HRC Committee and full Board for approval.
In September 2012, the HRC Committee commissioned PM&P to conduct an executive total compensation competitive assessment in preparation for fiscal year 2013 executive compensation planning. PM&P assessed both broader size survey data from relevant sources as well as the Company's fiscal 2013 peer group in determining base salary and total pay competitiveness. Their findings were presented at the November 2012 HRC Committee meeting.
The compensation data provided by PM&P showed competitive market pay practices; Dr. Schwartz was at the 35th percentile on base salary compared to the market and the other named executive officers base salary ranged between the 45th and 75th percentiles. While it was noted that the last time named executive officers had received a base salary increase was in January 2011 (October 2010 for Dr. Schwartz), it was decided that in light of the current business conditions, salary adjustments would not be considered for fiscal 2013.
Instead, following the second-half fiscal year 2012 downturn in the semiconductor industry and the Company's restructuring activities that resulted in a 10% reduction in employees at every level, the executive leadership team, including the chief executive officer and named executive officers, voluntarily agreed to a 10% salary reduction effective October 1, 2012. The temporary reduction was reviewed and approved by the HRC Committee and Board. The salary reduction continued until April 1, 2013 for the majority of the executives and May 1, 2013 for Dr. Schwartz and Messrs. Headley and Morelli, when the original salaries were restored as noted in the table below.

Base Salary Table
Name	Position	Annual Salary FY 2013	Actual Pay with Voluntary 10% Reduction - FY 2013
Stephen S. Schwartz	Chief Executive Officer	$575,000	$536,298
Martin S. Headley	Executive Vice President and Chief Financial Officer	$425,000	$396,394
Mark D. Morelli	President and Chief Operating Officer	$425,000	$396,394
Clinton M. Haris	Senior Vice President, Brooks Life Science Systems	$270,000	$256,500
Thomas R. Leitzke	Senor Vice President, Global Operations	$280,000	$266,000
Since our executives have not received any salary adjustments since 2010/2011, on November 6, 2013, the Board approved base salary adjustments, effective January 1, 2014 as follows: for Dr. Schwartz an increase from

$575,000 to $625,000; and for Mr. Morelli an increase from $425,000 to $500,000 as a result of his promotion to the position of President.
Annual Incentive-Performance Based Variable Compensation
We provide performance-based variable compensation (PBVC) to named executive officers and additional key management personnel. The framework provides for the setting of aggressive but achievable goals designed to provide awards commensurate with the value achieved for the Company. Named executive officers are responsible for achieving goals based on corporate/business unit financial metrics and strategic objectives for each participant. We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success that are within the control and accountability of an individual executive.
Each fiscal year, the HRC Committee and Board establish PBVC opportunities for the chief executive officer and review and approve those submitted by the chief executive officer for the named executive officers against the financial targets, goals and objectives established to measure performance. We use corporate financial performance measures and tailored individual objectives for the chief executive officer and named executive officers to focus performance on results that parallel shareholder value. This reinforces the philosophy that variable compensation award opportunities motivate our senior executives to meet performance levels which in turn create shareholder value.
Under the PBVC, participants are eligible to receive the following award opportunities (as a percent of base salary) and are also eligible to receive an award at less than target if a participant achieves his individual objectives or the Company achieves at least threshold levels of financial performance:

Name	Target	Maximum
Stephen S. Schwartz	100%	200%
Martin S. Headley	100%	150%
Mark D. Morelli	100%	150%
Clinton M. Haris	60%	90%
Thomas R. Leitzke	60%	90%
In addition, the Board of Directors and HRC Committee have discretion to take into account such other factors as they deem relevant and make adjustments they believe necessary to ensure the motivational impact of the awards. In reviewing the incentive award opportunities, the PM&P competitive assessment study conducted in September 2012 indicated that the Target Total Cash compensation levels were at the 35th percentile for the chief executive officer and averaged at the 60th percentile for the remaining named executive officers.
For fiscal year 2013, the HRC Committee established corporate financial objectives for Revenue and Operating Income targets that were based on the approved annual operating plan for fiscal year 2013 with a significant stretch factor applied for 100% target achievement.
The corporate financial metrics were weighted at 80% of the target award for all named executive officers. The balance of the target awards (20%) were tied to the achievement of strategic individual objectives. The strategic individual objectives were determined by the chief executive officer for the named executive officers (other than the chief executive officer) and by the HRC Committee and the Board for the chief executive officer. This was consistent with the plan design established in fiscal year 2012. At each meeting throughout the 2013 fiscal year, the HRC Committee monitored the Company’s progress against the corporate financial metrics and each executive’s progress against his or her strategic individual objectives. Following the first and second quarter actual results and utilizing forecasting techniques to project year end outcomes, it was initially projected that awards would be significantly less than target, and might not be achieved at all because the Company was falling below threshold levels of revenue and operating income required to trigger a minimum award for these metrics.
During the fourth fiscal quarter, as business results began to improve and several of the strategic objectives initiated by the management team gained momentum, discussion ensued between the HRC Committee and management regarding the need to recognize the considerable accomplishments of management through consideration of the individual objectives portion of the PBVC plan. Utilizing the discretion provided to the HRC Committee within the PBVC plan of increasing or decreasing awards as justified, modest awards were approved by the HRC Committee and the Board based on the progress against strategic initiatives and an assessment of each executive's achievement of his performance objectives previously established.
The table below details the financial objectives and results for the Company against which the chief executive officer and named executive officers were evaluated.
PBVC - 2013 - Financial Performance Results

Achievement Metric	Weighting	Threshold 25%	Target 100%	Maximum 150%*	Actual	Percent of Award Earned
Annual Revenue	40%	$500,000,000	$550,000,000	$600,000,000	$451,000,000	0%
Operating Income	40%	$20,000,000	$40,000,000	$460,000,000	$4,000,000	0%
* Maximum award is 200% of target for the chief executive officer.
As a result of the assessment of achievement of the individual objectives portion of the PBVC plan and financial achievement of several business unit metrics, the following PBVC awards were made for fiscal year 2013:
2013 PBVC Annual Incentive Awards

Name	Base Salary	Target PBVC	Target Award	Corporate/Business Unit Financial Objective Award	Individual Objective Award	Actual Total Payout as Percent of Target
Stephen S. Schwartz	$575,000	100%	$575,000	$0	$125,000	22%
Martin S. Headley	$425,000	100%	$425,000	$0	$0	0%
Mark D. Morelli	$425,000	100%	$425,000	$0	$106,250	25%
Clinton M. Haris	$270,000	60%	$162,000	$46,808	$22,949	43%
Thomas R. Leitzke	$280,000	60%	$168,000	$16,800	$0	10%
Fiscal 2014 PBVC
For fiscal year 2014, PBVC plan metrics will be based on corporate financial performance as measured against specific targets for revenue, operating income and return on invested capital.
A minimum of achievement in each of these performance measures will be required before any 2014 awards are considered. Individual objectives have also been established for each named executive officer (including the chief executive officer) that will be based on the achievement of critical milestones focused on the Company’s strategic plan. The financial performance metrics for all named executive officers will be weighted at 80% of the target award and strategic individual objectives at 20% of the target award.
Equity Compensation
We grant equity awards periodically through our Second Amended and Restated 2000 Equity Incentive Plan in the form of time-based and performance-based RSUs. The Board and HRC Committee believe that equity incentive vehicles can serve as effective motivational tools by aligning our executives' economic interests with those of our stockholders. Our performance and time-based RSU grants have vesting provisions to promote long-term tenure and encourage a more strategic focus on behalf of management.
The HRC Committee recommends equity awards at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly-hired employee's start date. Beginning in fiscal year 2012, our annual equity grants were moved from the second fiscal quarter to the first fiscal quarter to align with the start of our fiscal year.
We make both time-based and performance-based RSU grants to the chief executive officer and named executive officers under our equity compensation program. This program is part of the Company's executive compensation framework and is designed to work in unison with our other elements. In the case of performance-based RSU grants, performance metrics are established that correlate with Company growth, strategy and successful execution and performance. We also attempt to establish performance goals that are consistent with increasing shareholder value over a sustained period. In setting the performance levels for each of these metrics in the program, we start with our strategic plan, which represents management's longer-term view of the potential performance of the Company based on current market conditions, an assessment of the Company's ability to meet its business challenges and the risks and opportunities inherent in the execution of the strategy. From this analysis financial targets are established. The targets are reviewed by the HRC Committee and Board and are used for setting the equity program performance metrics. The targets are established at the beginning of either a three-year cycle or a fiscal year when the performance results are substantially uncertain.
The number of RSUs the HRC Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data, such as that provided by PM&P, the ability of the key executive's position to impact long-term stockholder value, the executive's performance, and the current equity grants held by the executive. For executive officers, this translates into an annual projected equity value to base salary ratio generally ranging from 0.5 to 3.0. A combination of performance and time-based RSUs has been utilized. Performance-based RSUs are intended to focus and align management leadership to increasing share value and profitable Company growth while time-based RSUs help promote retention of key leadership talent.
The most recent PM&P pay analysis completed in September 2013 noted that Brooks' dilution (total number of shares outstanding under the equity compensation programs as a percentage of the most recent fiscal year's shares outstanding) was at the 25th percentile of its compensation peer group. This management of equity awards affords the HRC Committee flexibility in incenting strategic initiatives.
Previously named the Long Term Incentive Plan, or LTIP, when we used three year rolling plans, we have more recently implemented a one year performance metric with a three year service vesting requirement. The one year performance equity plan is called the Executive Equity Incentive Plan or EEIP.
Restricted stock grants were the customary vehicle used to provide equity incentives to executives under these programs, however, the HRC Committee began utilizing restricted stock units following the introduction of a quarterly company dividend in 2011.  The HRC Committee believes restricted stock units, which do not require the payment or accrual of dividends while the units are not vested, is a more equitable incentive opportunity for the executives.
The following is a review of the active LTIP and EEIP that have just completed or remain active.
Fiscal Year 2011 LTIP Grant
For the fiscal year 2011 LTIP grant, the HRC Committee approved a three-year performance period from fiscal years 2011-2013. Performance metrics for this plan are as follows:

Metric	Weighting	Goal
Generate cumulative cash flow from operations over the three year period	40%	$200,000
Achieve an aggressive return on invested capital (ROIC) by the end of fiscal year 2013	40%	25% ROIC
Grow revenue within the top 25% of companies relative to the 2011 peer group	20%	Upper quartile results
Grants consisted of performance-based restricted stock (50%) based on the above metrics and time-based restricted stock (50%) vesting annually over a three year period.
With the 2013 fiscal year and 2011 LTIP now complete, the HRC Committee reviewed the final results against the performance metrics.

The company achieved 83% of the cash flow generation metric, however, it performed under the threshold for the ROIC metric and missed achieving the revenue growth versus the peer group metric by two (2) basis points. This resulted in an overall vesting of only 33% of the target grant and shares that did not satisfy the performance criteria were forfeited by the chief executive officer and named executive officers, following Board approval, on November 6, 2013, as follows:
2011 - 2013 LTIP

Name of Executive	Time Based Shares Granted(1)	Performance Based Shares Granted	Performance Shares Earned and Vested	Performance Shares Forfeited
Stephen S. Schwartz	62,500	62,500	20,625	41,875
Martin S. Headley (3)	30,000	30,000	9,900	20,100
Mark D. Morelli (2)	—	—	—	—
Clinton M. Haris	11,000	11,000	3,630	7,370
Thomas R. Leitzke (3)	12,500	12,500	4,125	8,375

(1)	Granted in February 2011 with vesting in one-third increments annually until 2014.

(2)	Mr. Morelli was not an employee of the Company in fiscal year 2011 and therefore did not receive a 2011 LTIP grant.

(3)	Executives who have separated from service as of September 30, 2013 and therefore were eligible to receive performance-based shares.
Fiscal Year 2012 LTIP Grant
For the fiscal year 2012 LTIP grant, the Committee sought to design a special, one-time incentive opportunity to be determined at the end of fiscal year 2014 upon the achievement of aggressive growth measures over the three-year period of fiscal year 2012 through fiscal year 2014. Executive and key management were awarded significantly enhanced equity compensation compared to customary Brooks grants and competitive market norms, contingent upon the achievement of aggressive growth objectives. Seventy-five percent of the grant was weighted to performance-based vesting.
The financial metrics and targets selected to measure performance and value were as follows:

Metric	Weighting	Goal
Revenue	40%	$1,000,000,000
Operating Profit	40%	$170,000,000
ROIC	20%	19%

Following the second year of actual results for the three- year Plan, the Company believes it will fall short of these aggressive goals and has ceased accruing equity expense in its financial statements for the performance portion of the Plan based on our current probability of achievement. We expect that none of the performance-based RSUs granted under the fiscal year 2012 LTIP will vest.

Name of Executive	Time-Based Restricted Stock Units Granted (1)	Performance-Based Restricted Stock Units Granted
Stephen S. Schwartz	87,500	262,500 *
Martin S. Headley (2)	41,250	123,750
Mark D. Morelli	37,500	112,500
Clinton M. Haris	15,000	45,000
Thomas R. Leitzke (2)	17,500	52,500

(1)	Granted in November 2011 (February 2012 with respect to Mr. Morelli) with vesting in one-third increments annually until 2014.

(2)	Executives who have separated from service as of September 30, 2013 and therefore are not eligible to receive any performance-based RSUs.
  * Includes 100,000 cash settled phantom units
Fiscal Year 2013 EEIP Grant
For fiscal year 2013 we altered our practice of specifying performance targets three years into the future in favor of goals that had greater visibility and motivational value by being of shorter duration. Experience with attempting to set financial metrics over three years led the HRC Committee and the Board to conclude that this design lacked precision, efficiency and motivational value.
In drafting the fiscal year 2013 EEIP with PM&P and management, we sought to choose relevant performance metrics that, if achieved, would have positive longer-term impact to increasing shareholder value even when measured within a one fiscal year period.
Under the fiscal year 2013 EEIP, participants were granted an award of RSUs, of which 25% are subject to three-year time-based vesting as in prior years and 75% are eligible for vesting based on the achievement of performance criteria at the end of fiscal year 2013 which was established by the HRC Committee and the Board with an additional two-year time-based vesting requirement after the performance determinations have been made.
The financial metrics and performance targets selected for the one year EEIP were as follows:

Metric	Weighting	Goal
Gross Margin Average (second half FY 2013)	50%	37% (250 basis point improvement)
Free Cash Flow	50%	$60,000,000
Each financial metric was equally weighted and required a minimum achievement threshold which if not met would result in no vesting for that metric. There was also an allowance to exceed the target metric which could result in a doubling of the shares earned.
At the end of the 2013 fiscal year, the HRC Committee reviewed the final results against the established targets.
The Gross Margin Average for the second half of the fiscal year was measured at 35.8% while the free cash flow total was $50.75 million. These results yielded a total achievement of the performance-based RSUs of 68% of the granted amount.

The performance-based RSUs achieved then became eligible for time-based vesting for the chief executive officer and named executive officers, following Board approval of the performance against the financial metrics on November 6, 2013, as follows:

Name	Time-Based RSUs Granted (1)	Performance-based RSUs Granted	Performance-based RSUs Earned and Eligible for Vesting		Performance-based RSUs Forfeited
Stephen S. Schwartz	37,500	112,500	76,500		36,000
Martin S. Headley (2)	17,500	52,500	11,900	(2)	40,600
Mark D. Morelli	25,000	75,000	51,000		24,000
Clinton M. Haris	8,750	26,250	17,850		8,400
Thomas R. Leitzke (3)	10,000	30,000	—		30,000

(1)	Granted in December 2012 with vesting in one-third increments annually until 2015.

(2)	Pursuant to Mr. Headley's transition agreement, the Company agreed to issue him one-third of the shares that were earned through achievement of financial performance in fiscal year 2013.

(3)	Mr. Leitzke separated from service as of September 30, 2013 and therefore is not eligible to receive any performance-based RSUs.
Fiscal Year 2014 EEIP Grant
Under the FY 14 EEIP, participants may earn an award of RSUs, of which 25% vest based on the passage of time with a continuous service requirement and 75% will be earned based on the achievement of performance criteria at the end of fiscal year 2014 which has been established by the Human Resources and Compensation Committee and the Board with additional time-based vesting after the performance determinations have been made. The portion of the award subject to time-based vesting will vest in one-third increments beginning one year after the date of grant and annually thereafter. The number of RSUs to be earned based on performance will be determined based upon achievement of Company financial performance metrics for gross margins and free cash flows during the fiscal year ending on September 30, 2014 as determined by the Human Resources and Compensation Committee and the Board. Once the performance determinations have been made, the performance-based portion of the award that has been earned will be subject to additional time-based vesting, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date. Each financial metric is weighted and contains a minimum achievement threshold, which if not met would result in no vesting as to that metric’s weighted percentage of RSUs. If the Company’s performance exceeds the target threshold for either metric, the participants could achieve up to 200% of the number of performance-based RSUs.
Stock Ownership Guidelines
Stock ownership guidelines require that within five years of the latter of hire date or October 1, 2010, senior executives including Messrs. Schwartz, Headley, Morelli, Leitzke and Haris and other executives acquire and maintain beneficial ownership of Brooks shares at different multiples of salary depending upon position. For the chief executive officer, chief financial officer and chief operating officers' positions, the requirement is three times base salary; for the remaining positions covered by the policy the requirement is two times base salary. The guidelines became effective in fiscal year 2010. By the end of fiscal year 2012, Dr. Schwartz, Mr. Headley and Mr. Haris exceeded their ownership requirement and the remaining named executive officers continued to make substantial progress in acquiring and holding shares. The guidelines cease to apply to any executive officer after termination of employment.
Other Benefit Plans and Perquisites
Our welfare benefit programs are market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S. regular employees.
The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to Internal Revenue Service (“IRS”) limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred pay. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.
Certain of the named executive officers have reimbursements and temporary housing allowance payments made to them associated with their relocation from another geographic area.  These reimbursements and allowances are made consistent with our policy for relocated new hires or employees.
We also provide medical and dental insurance with employee contributions, life, accidental death, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs to all employees, including executives.
Employee Stock Purchase Plan
Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a 15% discount to the lesser of the market price at the beginning or end of each six-month offering period. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The only named executive officer who participated in the ESPP plan in fiscal year 2013 was Mr. Haris.
Employment Agreements
We currently have an employment agreement with Dr. Schwartz and an offer letter with Mr. Morelli, and we had an employment agreement with Mr. Headley, which was superseded by a retention agreement entered into with Mr. Headley in connection with his retirement. Each agreement and offer letter provides for, among other things, a specified annual base salary and the target variable compensation award based on performance. Each agreement also provides that the executive will be entitled to severance including one year's base salary and continued participation in benefit plans if the executive's employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee's job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment.
No provision is made in any executive employment agreement for any payment predicated upon a change of control of the Company unless the acquiring entity refuses to perform the obligations of such agreements and the executive invokes a “good reason” termination as a result.
Indemnification Agreements
We have entered into an indemnification agreement at the time of hire with our chief executive officer. The indemnification agreement provides that we will pay amounts incurred in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreement, the chief executive officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.
Tax Considerations
Section 162(m) provides an exception to the $1,000,000 deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. Compensation paid under our performance-based variable compensation framework does not currently qualify for the exception for performance-based compensation as the framework has not been approved by shareholders. In addition, our executives receive restricted stock and RSU awards that provide for time-based vesting which do not qualify for the exception from the deductibility limitation of Section 162(m), and for performance-based vesting, which we believe qualifies for the exception for performance-based compensation beginning with our 2014 EEIP.

Section 280G and related sections of the Internal Revenue Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. We have not provided any executive officer, including Dr. Schwartz, with a commitment to gross up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Internal Revenue Code. In January 2010, the Board of Directors voted that it would not make any gross-up or tax reimbursement commitments to executives.
Section 409A of the Internal Revenue Code also imposes additional significant taxes on an executive officer, director or service provider who receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements.
Human Resources and Compensation Committee Report
To The Stockholders:
The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
Human Resources and Compensation Committee
as of September 30, 2013

Kirk P. Pond, Chairman

Robyn C. Davis

Alfred Woollacott, III

Ellen M. Zane

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth certain information concerning compensation of each named executive officer during the fiscal years indicated below:

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(e)	(g)	(i)		(j)
Stephen S. Schwartz	2013	$536,298		$1,227,000	$125,000	$86,490	(3)	$1,974,788
Chief Executive Officer	2012	$575,000		$3,741,500	$103,500	$38,332		$4,458,332
	2011	$563,461		$2,738,250	$525,000	$33,522		$3,860,233
Martin S. Headley	2013	$396,394		$572,600	$0	$809,986	(4)	$1,778,980
Executive Vice President & Chief Financial Officer	2012	$425,000		$1,763,850	$68,000	$27,665		$2,284,515
(former)	2011	$425,000		$743,400	$407,596	$11,025		$1,587,021
Mark D. Morelli	2013	$396,394		$818,000	$106,250	$69,178	(5)	$1,389,822
President & Chief Operating Officer	2012	$310,577	(6)	$2,216,000	$85,000	$58,895		$2,670,472
Clinton M. Haris	2013	$256,500		$286,300	$68,957	$49,411	(7)	$661,168
Senior Vice President of	2012	$270,000		$641,400	$56,700	$39,759		$1,007,859
Brooks Life Science Systems	2011	$257,885		$272,580	$156,162	$37,148		$723,775
Thomas R. Leitzke	2013	$266,000		$327,200	$16,800	$29,152	(8)	$639,152
Senior Vice President, Global Operations	2012	$280,000		$748,300	$33,600	$49,501		$1,111,401
(former)	2011	$271,923		$309,750	$149,612	$69,004		$800,289

(1)
Awards consist of restricted stock (RSA) and restricted stock unit (RSU) awards. In December 2012, the Board issued both time-based and performance-based RSUs under our EEIP to each of the named executive officers. The value of an award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). The grant date fair value of these performance-based RSUs assuming the maximum potential value is achieved, is $920,250 for Dr. Schwartz; $445,200 for Mr. Headley; $613,500 for Mr. Morelli; $214,725 for Mr. Haris and $245,400 for Mr. Leitzke.

(2)	Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year under the PBVC.

(3)
Represents amounts paid or accrued by the Company on behalf of Dr. Schwartz as follows: $11,425 in matching contributions to Dr. Schwartz's account under the Company's qualified 401(k) plan, $75,065 in dividends paid to Dr. Schwartz upon the vesting of RSAs.

(4)
Represents amounts paid or accrued by the Company on behalf of Mr. Headley as follows: $11,475 in matching contributions to Mr. Headley's account under the Company's qualified 401(k) plan; $20,839 in dividends paid to Mr. Headley upon the vesting of RSAs; and $777,672 in severance benefits to which Mr. Headley became entitled pursuant to the terms of the retention agreement between the Company and Mr. Headley (see "2013 Post-Employment Benefits" elsewhere in this proxy statement).

(5)
Represents amounts paid or accrued by the Company on behalf of Mr. Morelli as follows: $11,475 in matching contributions to Mr. Morelli's account under the Company's qualified 401(k) plan and $57,703 in relocation expenses.

(6)	The salary reported for Mr. Morelli is prorated based on his date of hire on January 3, 2012. His annualized base salary for fiscal year 2012 was $425,000.

(7)
Represents amounts paid by the Company on behalf of Mr. Haris as follows: $11,031 in matching contributions to Mr. Haris' account under the Company's qualified 401(k) plan, $19,295 in housing allowance, $12,062 in relocation allowance and $7,023 in dividends paid to Mr. Haris upon the vesting of RSAs.

(8)
Represents amounts paid or accrued by the Company on behalf of Mr. Leitzke as follows: $10,877 in matching contributions to Mr. Leitzke's account under the Company's qualified 401(k) plan, $4,000 in housing allowance, $9,065 in relocation allowance and $5,200 in dividends paid to Mr. Leitzke upon the vesting of RSAs.

Grants of Plan Based Awards Table
Fiscal Year 2013
During the fiscal year ended September 30, 2013 the following plan based awards were granted to the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
(a)	(b)	(d)	(e)	(g)	(h)	(i)	(j) (4)
Stephen S. Schwartz	10/01/2012 (1)	$575,000	$1,150,000
	12/21/2012 (2)					37,500	$306,750
	12/21/2012 (3)			112,500	225,000		$920,250
Martin S. Headley	10/01/2012 (1)	$425,000	$637,500
	12/21/2012 (2)					17,500	$143,150
	12/21/2012 (3)			52,500	105,000		$429,450
Mark D. Morelli	10/01/2012 (1)	$425,000	$637,500
	12/21/2012 (2)					25,000	$204,500
	12/21/2012 (3)			75,000	150,000		$613,500
Clinton M. Haris	10/01/2012 (1)	$162,000	$243,000
	12/21/2012 (2)					8,750	$71,575
	12/21/2012 (3)			26,250	52,500		$214,725
Thomas R. Leitzke	10/01/2012 (1)	$168,000	$252,000
	12/21/2012 (2)					10,000	$81,800
	12/21/2012 (3)			30,000	60,000		$245,400

(1)	These grants were made pursuant to a performance based variable compensation framework for fiscal year 2013 and reflect the target and maximum payouts with respect to fiscal year 2013.

(2)	Amount shown is the number of time-based RSUs awarded on December 21, 2012. The RSUs will vest at a rate of one-third per year on November 6, 2013, November 6, 2014 and November 6, 2015.

(3)
Amount shown is the number of performance-based RSUs awarded on December 21, 2012 under the 2013 EEIP that may be earned, in part or in full, based on achieving certain performance targets for the fiscal year ended September 30, 2013. The number of RSUs earned shall vest 50% on November 6, 2014 and 50% on November 6, 2015.

(4)	The value of RSUs are based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). .
A discussion of the material terms of the named executive officers' employment arrangements can be found in the Compensation Discussion and Analysis included elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2013
The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of September 30, 2013 but does not include information regarding stock options because none of the named executive officers have been granted any stock options:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(f)		(g) (11)	(h)		(i) (11)
Stephen S. Schwartz	50,000	(1)	$465,500
	20,834	(2)	$193,965	62,500	(3)	$581,875
	58,334	(4)	$543,090	162,500	(5)	$1,512,875
				100,000	(6)	$931,000
	37,500	(7)	$349,125	112,500	(8)	$1,047,375
Martin S. Headley	10,000	(2)	$93,100	30,000	(3)	$279,300
	27,500	(4)	$256,025	123,750	(5)	$1,152,113
	17,500	(7)	$162,925	52,500	(8)	$488,775
Mark D. Morelli	33,333	(9)	$310,330
	25,000	(9)	$232,750	112,500	(10)	$1,047,375
	25,000	(7)	$232,750	75,000	(8)	$698,250
Clinton M. Haris	3,666	(2)	$34,130	11,000	(3)	$102,410
	10,000	(4)	$93,100	45,000	(5)	$418,950
	8,750	(7)	$81,463	26,250	(8)	$244,388
Thomas R. Leitzke	4,166	(2)	$38,785	12,500	(3)	$116,375
	11,667	(4)	$108,620	52,500	(5)	$488,775
	10,000	(7)	$93,100	30,000	(8)	$279,300

(1)	The unvested shares consist of RSAs granted on December 2, 2010 with the last one-third vesting on December 2, 2013.

(2)	The unvested shares consist of RSAs granted on February 3, 2011, with the last one-third vesting on February 3, 2014.

(3)
The unvested shares consist of RSAs granted on February 3, 2011 and shall be earned following the close of the 2013 fiscal year based on achieving certain performance targets. On November 6, 2013, the Company’s Board of Directors determined that the Company’s financial performance for the fiscal year 2013 resulted in the vesting of 33% of such RSAs.

(4)	The unvested units consist of RSUs granted on November 8, 2011, with half vesting on November 8, 2013 and half vesting on November 8, 2014.

(5)	The unvested shares consist of RSUs granted on November 8, 2011 and shall be earned following the close of the 2014 fiscal year based on achieving certain performance targets.

(6)	The unvested units consist of cash settled phantom units granted on November 8, 2011 and shall be earned following the close of the 2014 fiscal year based on achieving certain performance targets.

(7)	The unvested units consist of RSUs granted on December 21, 2012, with one-third vesting on each of November 6, 2013, November 6, 2014 and November 6, 2015.

(8)	The unvested units consist of RSUs granted on December 21, 2012 and shall be earned following the close of the 2013 fiscal year based on achieving certain performance targets. On November 6, 2013, the

Company’s Board of Directors determined that the Company’s financial performance for the fiscal year 2013 resulted in 68% of such RSUs being earned, with one-half to vest on November 6, 2014 and one half to vest on November 6, 2015.

(9)	The unvested units consist of RSUs granted on February 7, 2012, with one-half vesting on February 7, 2014 and one half vesting on February 7, 2015.

(10)	The unvested units consist of RSUs granted on February 7, 2012 and shall be earned following the close of the 2014 fiscal year based on achieving certain performance targets.

(11)	The market value is calculated on September 30, 2013 ($9.31), the last business day of the fiscal year. All performance-based awards are valued at target, not maximum.
Option Exercises and Stock Vested Table
Fiscal Year 2013
The following table sets forth certain information concerning all vesting of restricted stock and restricted stock units for each named executive officer during the fiscal year ended September 30, 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c) (1)
Stephen S. Schwartz	192,659	$1,614,552
Martin S. Headley	61,714	$503,707
Mark D. Morelli	29,167	$288,753
Clinton M. Haris	21,124	$172,381
Thomas R. Leitzke	15,000	$131,009

(1)	The value realized equals the closing price of Common Stock on the vesting dates, multiplied by the number of shares that vested.
Nonqualified Deferred Compensation Table
Fiscal Year 2013
The Company has established a nonqualified deferred compensation plan to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An additional feature of the Plan is a supplemental retirement plan, or SERP in which the Company can choose to make annual contributions to selected executives' non-qualified Plan accounts.

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(d)	(e)	(f)
Clinton M. Haris	$116,671	$29,169	$158,282	$184,529

Messrs. Schwartz, Headley, Morelli, and Leitzke are not participants in the Company's nonqualified deferred compensation plan.

The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary and/or variable compensation pay. Eligibility is limited to a select group of management or highly compensated employees and directors. Participants may elect to defer base salary, variable compensation and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on the part of the Company. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Participants must elect to begin receiving distributions on a date at least four years following the end of the year of contribution, but may receive payment of his or her vested account balance, either in a single lump sum or in annual installments on an earlier date following retirement or other separation from service, provided that no payment is received within six months after such retirement or separation.
Post-Employment Benefits
The following table sets forth the estimated payments and benefits that would be provided to each of the named executive officers, other than Messrs. Headley and Leitzke, upon termination and/or a termination following a change in control. Messrs. Headley and Leitzke each separated from the Company on September 30, 2013 and entered into separate separation arrangements which are detailed in the second table below. The payments and benefits were calculated assuming that the triggering event took place on September 30, 2013, the last trading day of our fiscal year, and using the closing market price of the Company's stock on that date ($9.31). For the purposes of this analysis we assumed all continuing executives received 100% of their target bonus opportunity. We also assume that all executives, other than Messrs. Headley and Leitzke, will find a full time comparable executive position with another employer during the initial salary continuation period.

Name	Event	Salary & Other Cash Payment		Health Insurance Contribution	Vesting of Stock Awards ($)		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)
Stephen S. Schwartz	Termination Without Cause or for Good Reason	$1,150,000	(1)	$12,599	$—		$1,162,599
	Change of Control with Termination	$1,150,000	(1)	$12,599	$5,042,929	(3)	$6,205,528
Mark D. Morelli	Termination Without Cause or for Good Reason	$850,000	(2)	$12,599	$—		$862,599
	Change of Control with Termination	$850,000	(2)	$12,599	$2,521,455	(3)	$3,384,054
Clinton M. Haris	Termination Without Cause or for Good Reason	$—		$—	$—		—
	Change of Control with Termination	$—		$—	$872,030	(3)	$872,030

(1)
Under the terms of Dr. Schwartz's employment agreement, if he is terminated by the Company without cause, or if he resigns for good reason, the Company shall pay an amount equal to the unpaid portion of his current base salary earned through the termination date; an amount equal to the pro rata incentive bonus for the completed portion of the current annual pay period; and one year's current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the health insurance plans in which Dr. Schwartz was a participant as of the termination date. If he has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date he secures full-time employment.

(2)
Under the terms of Mr. Morelli's offer letter, if he is terminated by the Company without cause, the Company shall pay one year's current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the health insurance plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment.

(3)
Under the terms of each named executive officer's equity award agreement, in the event of a change-in-control, followed by a termination without cause within one year, all unvested awards would immediately vest.

The following table sets forth the post-employment benefits for the following named executive officers who are no longer with the Company.

Name	Event	Severance		Health Benefits		Equity Consideration		Total ($)
(a)	(b)	(c)		(e)				(f)
Martin S. Headley	Post Employment Benefits	$765,000	(1)	$12,672	(2)	$293,107	(3)	$1,070,779
Thomas R. Leitzke	Post Employment Benefits	$280,000	(4)	$14,238	(5)	$124,130	(6)	$418,368

(1)
Amount represents severance equal to one year’s base salary of $425,000 plus a pro rata portion of target incentive compensation of $340,000, payable in bi-weekly installments beginning after September 30, 2013 and ending on or before March 15, 2014.

(2)
Amount represents the value of the employer portion of premiums for health insurance continuation coverage under the Federal Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of one year after the end of Mr. Headley's employment with the Company.

(3)
Amount represents the value of shares of restricted stock or restricted stock units that Mr. Headley became entitled to pursuant to the terms of the retention agreement between the Company and Mr. Headley based on the closing price on September 30, 2013 ($9.31).

(4)	Amount represents severance equal to one year’s base salary of $280,000, payable in bi-weekly installments beginning after September 30, 2013;

(5)
Amount represents the value of the employer portion of premiums for health insurance continuation coverage under the Federal Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of 18 months after the end of Mr. Leitzke's employment with the Company.

(6)
Amount represents the value of shares of restricted stock or restricted stock units that Mr. Leitzke became entitled to pursuant to the terms of the transition agreement between the Company and Mr. Leitzke based on the closing price on September 30, 2013 ($9.31).

EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth certain information as of September 30, 2013 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders (1)	2,287,396	$0.11	4,125,484	(3)
Equity compensation plans not approved by security holders	0	—	0
Total	2,287,396	$0.11	4,125,484

(1)
Includes an aggregate of 15,540 options at a weighted average exercise price of $15.86 assumed by the Company in connection with past acquisitions and business combinations and 2,271,856 restricted stock units.

(2)	Excludes securities reflected in the first column of the table.

(3)	Includes 865,926 shares available for issuance under our Employee Stock Purchase Plan.
RELATED PARTY TRANSACTIONS
Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions or proposed transactions between us and:

—	an executive officer, director or director nominee;

—	any person who is known to be the beneficial owner of more than 5% of our common stock;

—
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

—
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Under the NASDAQ Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct cover, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any relationship to management. Members of our Board of Directors would normally make this disclosure to the chairman of the board. We entered into no related party transactions during fiscal 2013.

AUDIT COMMITTEE REPORT
To The Stockholders:
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2013 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2013, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2013, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2014.
The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors' preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management's assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors' evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed as required under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also discussed the results of the internal audit examinations.
As noted under “Board Risk Oversight”, the Audit Committee operates under the direction of the Executive Committee in helping to assess and address the Company's business risks. In that process, the Audit Committee reviews with management the risk assessment survey conducted by management and then reviews and discusses with management and the registered public accounting firm the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.
Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.
Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2013, management's report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2013, and the independent auditors' reports be included in our annual report on Form 10-K for the fiscal year ended

September 30, 2013. Further, the Audit Committee has determined to engage BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2014.
Respectfully submitted,
Audit Committee:
John K. McGillicuddy, Chairman
Robyn C. Davis
Alfred Woollacott, III
Mark S. Wrighton
Ellen M. Zane

INDEPENDENT AUDITOR FEES AND OTHER MATTERS
Set forth below are the fees paid by Brooks to its independent registered public accounting firm, BDO USA, LLP (BDO), for the fiscal year ended September 30, 2013, and to PricewaterhouseCoopers, LLP, (PwC) the Company's prior independent registered public accounting firm, for the fiscal year ended September 30, 2012.

	2013	2012
Audit Fees	$1,176,200	$1,692,201
Audit-Related Fees	$—	$—
Tax Fees	$87,300	$210,533
All Other Fees	$—	$4,105,636
Description of Services
Audit Fees:  Comprise fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2013 and 2012, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.
Audit-Related Fees:  Comprise fees for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2013 and 2012. The Company did not incur any audit-related fees in fiscal years 2013 and 2012.
Tax Fees:  Comprise fees for tax compliance, tax advice and tax planning. Tax services encompass a variety of permissible services including international tax compliance, expatriate tax services and tax consulting. For fiscal year 2013, the aggregate tax fee amount consists of fees related to non-US tax compliance. For fiscal year 2012, the aggregate tax fee amount includes fees from each of the following subcategories: non-US tax compliance $79,533; expatriate tax services $100,000; and tax audits $31,000.
All Other Fees:
The Company did not incur any other fees to BDO in fiscal year 2013. In fiscal 2012 other fees are comprised of fees for operations advisory services provided by PRTM Management Consultants, Inc. ("PRTM") which was acquired by PricewaterhouseCoopers, LLP on August 22, 2011, and fees of $3,500 for certain web-based accounting research tools.
The amounts paid to PwC in fiscal year 2012 for all other fees were significantly higher than in prior years due to advisory fees paid to PRTM in fiscal year 2012. The Company engaged PRTM for operations advisory services in May 2011 after review of the proposed engagement by the Company’s Board of Directors. In July 2011, PRTM informed the Company that it was being acquired by PwC and on August 22, 2011 PwC completed its acquisition of PRTM. The fees shown in the table above do not include $985,462 in fees paid in fiscal year 2011 by the Company to PRTM prior to the PwC acquisition. PwC did not influence the Company’s decision to engage PRTM. The Company engaged PRTM to serve as advisors to the Company’s management team charged with improving the Company’s operational efficiency and thereby decreasing the Company’s costs of goods sold and increasing the Company’s gross margin performance and improving inventory performance. Management’s project included an assessment phase and an implementation phase, with PRTM serving in an advisory role to management for both phases. The assessment phase was completed prior to PwC’s acquisition of PRTM.
Management and the Audit Committee concluded that the advisory services from PRTM were allowable services and did not negatively impact auditor independence. In light of PwC’s acquisition of PRTM and the resulting impact to the volume of other fees to be paid by the Company to PwC, the Audit Committee considered engaging alternative consultants to replace PRTM and determined that such a replacement would not be in the best interests of the Company because it would unduly increase costs, significantly delay the implementation phase and jeopardize the potential operational benefits of the project. As a result, the Audit Committee, in consultation with and concurrence from the full Board, approved the continued engagement of PRTM in fiscal year 2012 to complete the advisory services by the end of fiscal year 2012.
In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors' provision of such services to us was compatible with maintaining the auditors' independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2013, the Audit Committee, or the chairman acting on the Committee's behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors' provision of such services to us would be compatible with maintaining the auditors' independence, and determined that they were compatible and were therefore permitted services.
All of the above services provided by BDO USA, LLP were approved by the Audit Committee or the chairman of the Committee acting under a delegation of authority from the Committee. The Audit Committee has determined that the services provided by BDO USA, LLP as set forth herein are compatible with BDO USA, LLP's maintenance of its independence as our independent auditor.
Change in Accountants for Fiscal 2013
The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year beginning October 1, 2012. The Audit Committee invited four national accounting firms to participate in this process, including PwC, the Company’s then-current independent registered public accounting firm. As a result of this process, effective November 20, 2012, the Audit Committee approved the engagement of BDO as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year.
Also effective November 20, 2012, the Audit Committee informed PwC that it would be dismissed as the Company’s independent registered public accounting firm no later than the date of the filing of the Company’s Form 10-K for the 2012 fiscal year.
The audit reports of PwC on our consolidated financial statements for the years ended September 30, 2012 and 2011 do not contain any adverse opinion or disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended September 30, 2011 and 2012, and subsequent interim period through November 21, 2012, the date of PwC’s audit report in respect to the financial statements for the fiscal year ended September 30, 2012, (i) the Company had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PwC’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to PwC and requested that PwC provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K dated November 27, 2012.
During the fiscal years ended September 30, 2011 and 2012, and subsequent interim period through November 21, 2012, neither the Company nor anyone on its behalf consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) management’s assessment of the effectiveness of internal control over financial reporting or the effectiveness of internal controls over financial reporting, (iv) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (v) a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL NO. 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement under the heading “Executive Compensation” including “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices of executive compensation described in this proxy statement. The advisory vote is not a vote on the Company's compensation practices for non-executive employees or the Company's Board of Directors. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. We have determined to hold an advisory vote to approve the compensation of our named executive officers annually, and the next such advisory vote will occur at the 2015 annual meeting of stockholders.
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. Please see the “Compensation Discussion and Analysis” for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2013 compensation of our named executive officers.
Our Board of Directors is asking stockholders to provide a non-binding advisory vote that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, included in this proxy statement under the heading “Executive Compensation-Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, is approved.
The Human Resources and Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.
This vote on the compensation of our named executive officers is advisory, and therefore not binding on the Company, the Human Resources and Compensation Committee or our Board of Directors. Our Board of Directors and our Human Resources and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Human Resources and Compensation Committee and the Board of Directors will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE EXECUTIVE COMPENSATION CONTAINED IN THE PROXY STATEMENT IS IN THE BEST INTERESTS OF BROOKS AND OUR STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company's Audit Committee has appointed BDO USA, LLP (BDO) to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014, and stockholders are asked to ratify the selection at the Annual Meeting. Representatives of BDO will be present at the Annual Meeting and will be available to respond to appropriate questions. We do not expect the representatives to make any statements apart from responding to inquiries. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers and directors are required to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2013, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2013, with the exception of a Form 4 filed on behalf of Timothy S. Mathews, our former Principal Accounting Officer, on December 21, 2012, reporting a transaction that occurred on November 6, 2012.
Standards of Conduct
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.
Stockholder Proposals and Recommendations For Director
Proposals which stockholders intend to present at our 2014 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than August 19, 2014. If a proponent fails to notify us by November 2, 2014 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2015 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.
Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee's charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.
Voting Results
The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.
Material Not Incorporated by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.
Annual Report on Form 10-K
Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 as filed with the SEC are being made available to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. It is also available at our website www.brooks.com.
IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

BROOKS AUTOMATION, INC. 15 ELIZABETH DRIVE CHELMSFORD, MA 01824 ATTN: CORPORATE SECRETARY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
					M64140-P44839	KEEP THIS PORTION FOR YOUR RECORDS

						DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
BROOKS AUTOMATION, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:

	01)	A. Clinton Allen	06)	Kirk P. Pond
	02)	Robyn C. Davis	07)	Stephen S. Schwartz
	03)	Joseph R. Martin	08)	Alfred Woollacott, III
	04)	John K. McGillicuddy	09)	Mark S. Wrighton
	05)	Krishna G. Palepu	10)	Ellen M. Zane

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	To approve a non-binding advisory vote on executive compensation.

3.	To ratify the selection of BDO USA, LLP as our independent registered accounting firm for the 2014 fiscal year.

NOTE: The stockholders will also act on any other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)		Date

The 2014 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 5, 2014 at 10:00 a.m., local time, at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116, for the matters stated on the reverse side.

The Board of Directors has fixed December 11, 2013 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-paid envelope is enclosed for that purpose) as promptly as possible.

Any stockholder attending the annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors Jason W. Joseph Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

M64141-P44839

BROOKS AUTOMATION, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 5, 2014

Steven S. Schwartz and Lindon G. Robertson, or either of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on February 5, 2014, or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

Continued and to be signed on reverse side